As filed with the Securities and Exchange Commission on January 16, 2007

Registration No. ______________

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LOGICVISION, INC.
 (Exact name of registrant as specified in its charter)

Delaware	94-3166964
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Metro Drive, Third Floor
San Jose, California 95110
(408) 453-0146
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
JAMES T. HEALY
Chief Executive Officer
LOGIC VISION, INC.
25 Metro Drive, Third Floor
San Jose, California 95110
(408) 453-0146
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
STANTON D. WONG
Pillsbury Winthrop Shaw Pittman LLP
P.O. Box 7880
San Francisco, California 94120

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 426(e) under the Securities Act, check the following box. ☐

If this Form is a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, $0.0001 par value	4,000,000 Shares	$1.18	$4,720,000	$506

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Company’s Common Stock on the NASDAQ Global Market on January 11, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as t he Commission, acting pursuant to said section 8(a), may determine.

Subject to Completion, Dated January 16, 2007

PROSPECTUS

4,000,000 Shares

LOGICVISION,  INC.

Common Stock

The selling stockholders identified in this prospectus may sell up to 4,000,000 shares of our common stock.

Our common stock is traded on the NASDAQ Global Market under the symbol “LGVN.”  The last reported sale price of our common stock on the NASDAQ Global Market on January 11, 2007 was $1.15 per share.

Investing in our common stock involves a high degree of risk.  You should carefully read and consider the “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________, 2007

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained incorporated by reference in this prospectus is correct as of any time after the date of this prospectus.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

LOGICVISION, INC.

We are a yield learning company in the semiconductor design-for-manufacturing, or DFM, sector. Our proprietary technologies for embedded test and diagnostics enable the more efficient design and manufacture of complex semiconductor devices. Our technology allows semiconductor designers to insert test structures inside semiconductor integrated circuits. These test structures allow designers and engineers to test the functionality and performance of their devices throughout each key stage of a complex semiconductor’s life cycle. The most complex of these circuits are called System-on-a-Chip, or SoC, semiconductors. Our embedded test solution has been successfully deployed in SoC’s found in digital consumer products, medical products, networking and wireless communications devices, computers and satellite systems.

Our solution also allows testing of integrated circuits after they have been assembled onto boards and systems, enabling diagnostic test throughout the semiconductor’s life cycle. Our analysis software aggregates and analyzes data from various semiconductor fabrication and test sources to identify whether silicon behavior meets design criteria across varying manufacturing and operating conditions. Our embedded test products generate proprietary circuit structures that are incorporated into an integrated circuit to test and diagnose the chip at full speed, without the signal delay or degradation experienced by external testers. Our proprietary circuits are designed to be modular and reusable, to enable more efficient design and to address time-to-market and manufacturing yield issues.

We believe our products can reduce system software complexity, reduce a customer’s time-to-market, reduce semiconductor manufacturing and test costs, provide for yield learning, improve time-to-yield and result in less field returns. The target market for our technology is SoC designs with feature widths of 130 nanometers, 90 nanometers, 65 nanometers and smaller. A nanometer is one billionth of a meter.

We incorporated as LV Software in July 1992 in California, and in July 1996 we changed our corporate name to LogicVision, Inc. and reincorporated in Delaware in September 2000. Our offices are located at 25 Metro Drive, Third Floor, San Jose, California, and our telephone number is (408) 453-0146.

RISK FACTORS

If the semiconductor industry does not adopt embedded test technology on a widespread basis, our revenues could decline and our stock price could fall.

          To date, the semiconductor industry has not adopted embedded test technology as an alternative to current testing methods on a widespread basis. If the semiconductor industry does not adopt embedded test technology widely and in the near future, our growth will be limited, our revenues could decline, and our stock price could fall. We cannot provide assurance that integrated circuit designers and design companies’ customers will accept embedded test technology as an alternative to current testing methods in the time frame we anticipate, or at all. The industry may fail to adopt embedded test technology for many reasons, including the following:

•	Our current and potential customers may not accept or embrace our LV2005™ integrated family of products, our SiVision™ product or our Embedded SerDes Test product;

•	Potential customers may determine that existing solutions adequately address their testing needs, or the industry may develop alternative technologies to address their testing needs;

•

Potential customers may not be willing to accept the perceived delays in the early design stages associated with implementing embedded test technology in order to achieve potential time and cost savings at later stages of silicon debugging and production testing;

•	Potential customers may have concerns over the reliability of embedded testing methods relative to existing test methods;

•

Our existing and potential customers may react to declines in demand for semiconductors by curtailing or delaying new initiatives for new complex semiconductors or by extending the approval process for new projects, thereby lengthening our sales cycles; and

•	Designers may be reluctant to take on the added responsibility of incorporating embedded test technology as part of their design process, or to learn how to implement embedded test technology.

If the industries into which we sell our products experience recession or other cyclical effects impacting our customers’ research and development budgets, our operating results could be negatively impacted.

          Our sales are dependent upon capital spending trends and new design projects, and a substantial portion of our costs is fixed in the near term. The demand from our customers is uncertain and difficult to predict. Slower growth in the semiconductor and systems markets such as postponed or canceled capital expenditures for previously planned expansions or new fabrication facility construction projects, a reduced number of design starts, reduction of design and test budgets or continued consolidation among our customers would harm our business and financial condition.

          The primary customers for semiconductors that incorporate our embedded test technology are companies in the communications, medical products, and networking, server and consumer products industries. Any significant downturn in these particular markets or in general economic conditions which result in the cutback of research and development budgets or capital expenditures would likely result in a reduction in demand for our products and services and could harm our business. If the economy declines as a result of economic, political or social turmoil, existing and prospective customers may further reduce their design budgets or delay implementation of our products, which could harm our business and operating results.

          In addition, the markets for semiconductor products are cyclical. In recent years, most countries have experienced significant economic difficulties. These difficulties triggered a significant downturn in the semiconductor market, resulting in reduced budgets for chip design tools. In addition, the electronics industry has historically been subject to seasonal and cyclical fluctuations in demand for its products, and this trend may continue in the future. These industry downturns have been, and may continue to be, characterized by diminished product demand, excess manufacturing capacity and subsequent erosion of average selling prices. As a result, our future operating results may reflect substantial fluctuations from period to period as a consequence of these industry patterns, general economic conditions affecting the timing of orders from customers and other factors. Any negative factors affecting the semiconductor industry, including the downturns described here, could significantly harm our business, financial condition and results of operations.

We have a history of losses and an accumulated deficit of approximately $94.6 million as of September 30, 2006. If we do not generate sufficient net revenue in the future to achieve or sustain profitability, our stock price could decline.

          We have incurred significant net losses since our inception, including losses of $10.0 million, $8.4 million and $12.0 million for the years ended December 31, 2005, 2004 and 2003, respectively and a net loss of $1.7 million for the nine months ended September 30, 2006. At September 30, 2006, we had an accumulated deficit of approximately $94.6 million. We expect our future revenues to be impacted by our long sales cycle and our revenue recognition policies, and we expect to continue to invest in our research and development projects as well as service operations required to support our business development activities. These product and business development expenditures as well as other operating expenses could continue to exceed our revenues, thus preventing us from achieving and maintaining profitability. To achieve and maintain profitability, we will need to generate and sustain substantially higher revenues while maintaining reasonable cost and expense levels. If we fail to achieve profitability within the time frame expected by securities analysts or investors and our cash balances continue to decline, the market price of our common stock will likely decline. We may not achieve profitability if our revenues do not increase or if they increase more slowly than we expect. In addition, our operating expenses are largely fixed, and any shortfall in anticipated revenues in any given period could harm our operating results.

The sales and implementation cycles for our products are typically long and unpredictable, taking from three months to one year for sales and an additional one to six months for implementation. As a result, we may have difficulty predicting future revenues and our revenues and operating results may fluctuate significantly, which could cause our stock price to fluctuate.

          Our sales cycle has ranged from three months to one year and our customers’ implementation cycle has been approximately an additional one to six months. We believe that convincing a potential customer to integrate our technology into an integrated circuit at the design stage, which we refer to as a design win, is critical to retaining existing customers and to obtaining new customers. However, acceptance of our embedded test technology generally involves a significant commitment of resources by prospective customers and a fundamental change in their method of designing and testing integrated circuits. Many of our potential customers are large enterprises that generally do not adopt new design methodologies quickly. Also, we may have limited access to the key decision-makers of potential customers who can authorize the adoption of our technology. As a result, the period between our initial contact with a potential customer and the sale of our products to that customer, if any, is often lengthy and may include delays associated with our customers’ budgeting and approval processes, as well as a substantial investment of our time and resources. We have incurred high customer engagement and support costs, including sales commissions, and the failure to manage these costs could harm our operating results.

          If we fail to achieve a design win with a potential customer early in a given product cycle, it is unlikely that the potential customer will become a customer before its next product cycle, if at all. Because of the length of our sales cycle, our failure to achieve design wins could have a material and prolonged adverse effect on our sales and revenue growth. Our revenue streams may fluctuate significantly due to the length of our sales cycle, which may make our future revenues difficult to project and may cause our stock price to fluctuate.

If a customer cancels its order or defaults on payment or if we renegotiate an existing order we may be unable to recognize revenue from backlog, which could have a material adverse effect on our financial condition and results of operations.

          A significant portion of the orders in our backlog provides customers with cancellation rights or is recognized as revenue when payment is due. In addition, some orders extend over periods ranging up to thirty-six months. If a customer cancels its order or delays its contractual payments we may not be able to realize revenue from backlog in the time frame expected or at all. Also, it is possible that customers from whom we expect to derive revenue from backlog will default, and as a result we may not be able to recognize expected revenue from backlog. If a customer defaults or fails to pay amounts owed, or if the level of defaults increases, our bad debt expense is likely to increase. Any material payment default by our customers could have a material adverse effect on our financial condition and results of operations.

Fluctuations in our revenues and operating results could cause the market price of our common stock to decline.

          Our revenues and operating results have fluctuated significantly from quarter to quarter in the past and may do so in the future, which could cause the market price of our common stock to decline. Accordingly, quarter-to-quarter comparisons of our results of operations may not be an indication of our future performance. In future periods, our revenues and results of operations may be below the estimates of public market analysts and investors. This discrepancy could cause the market price of our common stock to decline.

          Fluctuations in our revenues and operating results may be caused by:

•	Timing, terms and conditions of customer agreements;

•	Customers placing orders at the end of the quarter;

•	The mix of our license and services revenues;

•	Timing of customer usage of our technology in their product designs and the recognition of revenues therefrom when amounts are due based on design usage;

•	Timing of sales commission expenses and the recognition of license revenues from related customer agreements;

•	Changes in our and our customers’ development schedules and levels of expenditures on research and development;

•	Industry patterns and changes or cyclical and seasonal fluctuations in the markets we target;

•	Timing and acceptance of new technologies, product releases or enhancements by us, our competitors or our customers;

•	Timing and completion of milestones under customer agreements; and

•	Market and general economic conditions.

          Delays or deferrals in purchasing decisions by our customers may increase as we develop new or enhanced products. Our current dependence on a small number of customers increases the revenue impact of each customer’s actions relative to these factors. Our expense levels are based, in large part, on our expectations regarding future revenues, and as a result net income for any quarterly period in which material customer agreements are delayed could vary significantly from our budget projections.

The accounting rules regarding revenue recognition may cause fluctuations in our revenues independent of our order position.

          The accounting rules we are required to follow require us to recognize revenues only when certain criteria are met. As a result, for a given quarter it is possible for us to fall short in our revenues and/or earnings estimates even though total orders are according to our plan or, conversely, to meet our revenue and/or earnings estimates even though total orders fall short of our plan, due to revenues resulting from the recognition of previously deferred revenues. Orders for software support and consulting services yield revenues over multiple quarters, often rather than at the time of sale. The specific terms agreed to with a customer and/or any changes to the rules interpreting such terms may have the effect of requiring deferral of product revenues in whole or in part or, alternatively, of requiring us to accelerate the recognition of such revenues for products to be used over multiple years.

Intense competition in the semiconductor and systems industries, particularly in the design and test of semiconductors, could prevent us from increasing or sustaining our revenues and prevent us from achieving or sustaining profitability.

          The semiconductor and systems industries are extremely competitive and characterized by rapidly changing technology. The market for embedded test solutions is still evolving, and we expect competition to become more intense in the future. Our current principal competitors in the design phase of product development include:

•

Electronic design automation providers such as Cadence Design Systems, Inc., Magma Design Automation Inc., Mentor Graphics Corporation and Synopsys, Inc., all of which offer basic built-in self-test capability;

•	Smaller test tool providers;

•	Potential customers that develop test solutions internally; and

•	Integrated device manufacturers, such as International Business Machines Corporation, that use their own test solutions in chips manufactured for and sold to others.

          Our embedded test technology also has the potential to impact the automated test equipment market, which may place us in competition with traditional hardware tester manufacturers such as Advantest Corporation, Credence Systems Corporation, Inovys Corporation, LTX Corporation, Teradyne, Inc. and Verigy Ltd. As embedded test becomes adopted more widely in the market, any of these automated test equipment companies, or others, may offer their own embedded test solutions. Some of our competitors in electronic design automation and external test equipment businesses are significantly larger than we are and have greater financial resources, greater name recognition and longer operating histories than we have. Some of our competitors offer a more comprehensive range of products covering the entire design flow and complete external test flow, and they may be able to respond more quickly or adjust prices more effectively to take advantage of new opportunities or customer requirements. In addition, all of the tester manufacturers listed above participate in our LVReady partner program through which our embedded test access software is integrated into their test platform, which may provide them with additional insight into our business and technology. Increased competition in the semiconductor industry could result in pricing pressures, reduced sales, reduced margins or failure to achieve or maintain widespread market acceptance, any of which could prevent us from increasing or sustaining our revenues and achieving or sustaining profitability.

Our target markets are comprised of a limited number of customers. If we fail to obtain or retain customer relationships, our revenues could decline.

          We derive a significant portion of our revenues from a relatively small number of customers. Two customers accounted for approximately 21% and 16% of total revenues for the nine months ended September 30, 2006. Three customers accounted for approximately 21%, 10% and 10% of total revenues in the year ended December 31, 2005, respectively; two customers accounted for 20% and 17%, respectively, of total revenues for the year ended December 31, 2004 and two customers accounted for 15% and 11%, respectively, of total revenues for the year ended December 31, 2003. We anticipate that we will continue to rely on a limited number of customers for a substantial portion of our future revenues and we must obtain additional large orders from customers on an ongoing basis to increase our revenues and grow our business. In addition, the loss of any significant or wellknown customer could harm our operating results or our reputation. In particular, a loss of a significant customer could cause fluctuations in our results of operations because our expenses are fixed in the short term, it takes us a long time to replace customers and, because of required methods of revenue recognition, any offsetting license revenues may need to be recognized over a period of time.

We have relied and expect to continue to rely on our ETCreate products for a significant portion of our revenues.

          Revenues from sales of our ETCreate products and related maintenance and training services accounted for 73% of our total revenues for the nine months ended September 30, 2006, and 82%, 90% and 97% of our total revenues for the years ended December 31, 2005, 2004 and 2003, respectively. We currently expect that revenues from our ETCreate products will continue to account for a substantial percentage of our revenues in the foreseeable future and thereafter. Our future operating results are significantly dependent upon the continued market acceptance of our products. Our business will be harmed if our products do not continue to achieve market acceptance or if we fail to develop and market improvements to our products or enhancements thereof. A decline in demand for our ETCreate products as a result of competition, technological change or other factors could harm our business.

Our products incorporate technology licensed from third parties, including Nortel Networks. If any of these licenses are terminated, our ability to develop and license our products could be delayed or reduced.

          We use technology, including software, which we license from third parties. In particular, we license technology from Nortel Networks under two patents for testing embedded memories and digital systems, and we use the Nortel technology in our embedded test technology. Our license agreement with Nortel may be terminated if we materially violate the terms of the agreement, if a competitor of Nortel acquires a significant percentage of our common stock without first obtaining Nortel’s consent or if we bring patent infringement proceedings against Nortel under any patent embodied in, or acquired as a result of access to, the technology we license from Nortel. If we do not maintain our existing third party technology licenses or enter into licenses for alternative technologies, we could be required to cease or delay product shipments while we seek to develop alternative technologies.

We depend on third parties to provide electronic design automation software that is compatible with our solution. If these third parties do not continue to provide compatible design products, we would need to develop alternatives, which could delay product introductions and cause our revenues and operating results to decline.

          Our customers depend on electronic design automation software to design their products using our solution. We depend on the same software to develop our products. Although we have established relationships with a variety of electronic design automation vendors to gain access to this software and to assure compatibility, these relationships may be terminated with limited notice. If any of these relationships were terminated and we were unable to obtain alternative software in a timely manner, our customers could be unable to use our solution. In addition, we could experience a significant increase in development costs, our development process could take longer, product introductions could be delayed and our revenues and operating results could decline.

If automated test equipment companies are unwilling to work with us to make our technology compatible with theirs, we may need to pursue alternatives, which could increase the time it takes us to bring our solution to market and decrease customer acceptance of our technology.

          Although we are presently working with a number of automated test equipment companies to achieve optimal compatibility of our technologies, these companies may elect not to work with us in the future. If automated test equipment companies are unwilling to incorporate modifications into their equipment and operating systems to allow them to work with our technology, we may need to seek alternatives. These alternatives might not provide optimal levels of test function, and pursuing these alternatives could increase the time and expense it takes us to bring our technology to market, either of which could decrease customer acceptance of our technology and cause our revenues and margins to decline.

Our future success will depend on our ability to keep pace with rapid technological advancements in the semiconductor industry. If we fail to develop and introduce new products and enhancements on a timely basis, our ability to attract and retain customers could be impaired, which would cause our operating results to decline.

          The semiconductor industry is characterized by rapidly changing technology, evolving industry standards, rapid changes in customer requirements, frequent product introductions and ongoing demands for greater speed and functionality. We must continually design, develop and introduce new products with improved features to be competitive. Our products may not achieve market acceptance or adequately address the changing needs of the marketplace, and we may not be successful in developing and marketing new products or enhancements to our existing products on a timely basis. The introduction of products embodying new technologies, the emergence of new industry standards or changes in customer requirements could render our existing products obsolete and unmarketable. We may not have the financial resources necessary to fund future innovations. If we are unable, for technical, legal, financial or other reasons, to respond in a timely manner to changing market conditions or customer requirements, our business and operating results could be seriously harmed.

Future changes in financial accounting standards, including pronouncements and interpretations of accounting pronouncements on software revenue recognition and stock-based compensation, may cause adverse unexpected revenue fluctuations and affect our reported results of operations.

          A change in accounting policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced. In particular, new pronouncements and varying interpretations of pronouncements on software revenue recognition and stock-based compensation have occurred with frequency, may occur in the future and could impact our revenues and results of operations. Required changes in our methods of revenue recognition could result in deferral of revenues recognized in current periods to subsequent periods or accelerated recognition of deferred revenues to current periods, each of which could cause shortfalls in meeting the expectations of investors and securities analysts. Our stock price could decline as a result of any shortfall.

          Accounting policies affecting many other aspects of our business, including rules relating to revenue recognition and purchase accounting for business combinations have recently been revised or are under review. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

We are exposed to risks from legislation requiring companies to evaluate their internal control over financial reporting.

          Section 404 of the Sarbanes-Oxley Act of 2002 will require our management to report on the effectiveness of our internal control structure and procedures for financial reporting beginning in fiscal 2007. Our independent registered public accounting firm will be required to attest to the effectiveness of our internal control structure and procedures for financial reporting beginning in fiscal 2008. We have an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. This legislation is relatively new and neither companies nor accounting firms have significant experience in complying with its requirements. As a result, we expect to incur increased expense and to devote additional management resources to Section 404 compliance.

          In the event our chief executive officer, chief financial officer or independent registered public accounting firm determine that our internal controls over financial reporting are not effective as defined under Section 404, investor perceptions of our company may be adversely affected and could cause a decline in the market price of our stock.

Compliance with changing regulation of corporate governance and public disclosure may result in additional costs.

          Changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and recent SEC and NASDAQ rules and regulations are creating new duties and requirements for us and our executives, directors, attorneys and independent accountants. In order to comply with these new rules, we will have to incur additional costs for personnel and use additional outside legal, accounting and advisory services, which will increase our operating expenses. Management time associated with these compliance efforts necessarily reduces time available for other operating activities, which could adversely affect operating results. To date, our costs to comply with these rules have not been significant; however, we cannot predict or estimate the amount of future additional costs we may incur or the timing of such costs.

Our products may have errors or defects that users identify after deployment, which could harm our reputation and our business.

          Our products may contain undetected errors when first introduced or when new versions or enhancements are released. We have from time to time found errors in versions of our products, and we may find errors in our products in the future. The occurrence of errors could cause sales of our products to decline, divert the attention of management and engineering personnel from our product development efforts and cause significant customer relations problems. Customer relations problems could damage our reputation, hinder market acceptance of our products and result in loss of future revenues.

We must continually attract and retain engineering personnel, or we will be unable to execute our business strategy.

          Our strategy for encouraging the adoption of our technology requires that we employ highly skilled engineers to develop our products and work with our customers. In the past, we have experienced difficulty in hiring and retaining highly skilled engineers with appropriate qualifications to support our business. As a result, our future success depends in part on our ability to identify, attract, retain and motivate qualified engineering personnel. Competition for qualified engineers is intense, especially in the Silicon Valley where our headquarters are located. If we lose the services of a significant number of our engineers and we cannot hire and integrate additional engineers, it could disrupt our ability to develop our products and implement our business strategy.

We may be unable to replace the technical, sales, marketing and managerial contributions of key individuals.

          We depend on our senior executives, and our research and development, sales and marketing personnel, who are critical to our business. We do not have long-term employment agreements with our key employees nor do we maintain a key person life insurance policy on any of our key employees. If we lose the services of any of these key executives, our product development processes and sales efforts could be slowed. We may also incur increased operating expenses and be required to divert the attention of other senior executives to search for their replacements. The integration of any executives or new personnel could disrupt our ongoing operations.

If we fail to protect our intellectual property rights, competitors may be able to use our technologies, which could weaken our competitive position, reduce our revenues or increase our costs.

          Our success and ability to compete depend largely upon the protection of our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. Our pending patent applications may not result in issued patents, and our existing and future patents may not be sufficiently broad to protect our proprietary technologies. Policing unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent the misappropriation or unauthorized use of our technologies, particularly in foreign countries where the laws may not protect our proprietary rights as fully as U.S. laws. Any patents we obtain or license may not be adequate to protect our proprietary rights. Our competitors may independently develop similar technology, duplicate our products or design around any patents issued to us or our other intellectual property rights.

          Litigation may be necessary to enforce our intellectual property rights or to determine the validity or scope of the proprietary rights of others. As a result of any such litigation, we could lose our proprietary rights and incur substantial unexpected operating costs. We may need to take legal action to enforce our proprietary rights in the future. Any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention. In addition, failure to adequately protect our trademark rights could impair our brand identity and our ability to compete effectively.

Any dispute involving our patents or other intellectual property could include our industry partners and customers, which could trigger our indemnification obligations to them and result in substantial expense to us.

          In any dispute involving our patents or other intellectual property, our licensees could also become the target of litigation. This could trigger technical support and indemnification obligations in some of our license agreements which could result in substantial expenses. In addition to the time and expense required for us to support or indemnify our licensees, any such litigation could severely disrupt or shut down the business of our licensees, which in turn could hurt our relations with our customers and cause our revenues to decrease.

Failure to obtain export licenses could harm our business.

          We must comply with U.S. Department of Commerce regulations in shipping our software and hardware products and other technologies outside the United States. Although we have not had any significant difficulty complying with these regulations to date, any significant future difficulty in complying could harm our business, operating results and financial condition.

We have limited control over third-party representatives who market, sell and support our products in foreign markets. Loss of these relationships could decrease our revenues and harm our business.

          We offer our products and services for sale through distributors and sales representatives in China, France, Germany, Israel, Korea, Taiwan and the United Kingdom (UK). We anticipate that sales in these markets will account for a portion of our total revenues in future periods. During 2004, we appointed a new distributor in Germany. In 2005, we appointed a sales representative in Israel and distributors in France and the UK. Our third-party representatives are not obligated to continue selling our products, and they may terminate their arrangements with limited prior notice. Growing our relationship with this new distributor and sales representative, or establishing alternative distribution channels in these markets could consume substantial management time and resources, decrease our revenues and increase our expenses.

We face business, political and economic risks because a portion of our revenues and operations are outside of the United States.

          International revenues accounted for 14% of our total revenues for the nine months ended September 30, 2006, and 18%, 22% and 19% of our total revenues for the years ended December 31, 2005, 2004 and 2003, respectively. In addition to our international sales, we have operations in Canada, Japan and the UK. Our success depends upon continued expansion of our international operations, and we expect that international revenues will continue to be an important component of our total future revenues. Our international business involves a number of risks, including:

•	Our ability to adapt our products to foreign design methods and practices;

•	The uncertainty of international orders due to typically lengthy international selling cycles;

•	Cultural differences in the conduct of business;

•	Difficulty in attracting qualified personnel;

•	Managing foreign branch offices and subsidiaries;

•	Longer payment cycles for and greater difficulty collecting accounts receivable;

•	Unexpected changes in regulatory requirements, royalties and withholding taxes that restrict the repatriation of earnings;

•	Tariffs and other trade barriers;

•	The burden of complying with a wide variety of foreign laws; and

•	Political, economic, health or military conditions associated with worldwide conflicts and events.

          As a result of our direct selling activities in Japan, a portion of our international revenues is denominated in Japanese yen, which is subject to exposure from movements in foreign currency exchange rates. In addition, most of our remaining international revenues are denominated in U.S. dollars, creating a risk that fluctuation in currency exchange rates will make our prices uncompetitive. To the extent that profit is generated or losses are incurred in foreign countries, our effective income tax rate may be significantly affected. Any of these factors could significantly harm our future international sales and, consequently, our revenues and overall results of operations and business and financial condition.

We may be unable to consummate future potential acquisitions or investments or successfully integrate acquired businesses or investments or foreign operations with our business, which may disrupt our business, divert management’s attention and slow our ability to expand the range of our proprietary technologies and products.

          We may expand the range of our proprietary technologies and products, acquire or make investments in additional complementary businesses, technologies or products, if appropriate opportunities arise. For example, in the fourth quarter of 2004, we completed the acquisition of SiVerion, Inc. We may be unable to identify suitable acquisition or investment candidates at reasonable prices or on reasonable terms, or consummate future acquisitions or investments, each of which could slow our growth strategy. Our acquisition of SiVerion, Inc. and any future acquisitions may involve risks such as the following:

•	We may not achieve the anticipated benefits of the acquisitions;

•	Our acquisition and integration costs may be higher than we anticipated and may cause our quarterly and annual operating results to fluctuate;

•	We may be unable to retain key employees, such as management, technical or sales personnel, of the acquired businesses;

•

We may experience difficulty and expense in assimilating the operations and personnel of the acquired businesses, which could be further affected by the acquired businesses not being located near our existing sites;

•	We may incur amortization or impairment expenses if an acquisition results in significant goodwill or other intangible assets;

•	We may be unable to complete the development and application of the acquired technology or products or integrate the technology or products with our own;

•	We may be exposed to unknown liabilities of acquired companies;

•	We may experience difficulties in establishing and maintaining uniform standards, controls, procedures and policies;

•	Our relationships with key customers of acquired businesses may be impaired, due to changes in management and ownership of the acquired businesses; or

•	Our stockholders may be diluted if we pay for the acquisition with equity securities.

          These factors could disrupt our ongoing business, distract our management and employees and increase our expenses or otherwise harm our operating results.

Intellectual property litigation, which is common in our industry, could be costly, harm our reputation, limit our ability to license or sell our proprietary technologies or products and divert the attention of management and technical personnel.

          The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. While we have not received formal notice of any infringement of the rights of any third party, questions of infringement in the semiconductor field involve highly technical and subjective analyses. Litigation may be necessary in the future to enforce any patents we may receive and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity, and we may not prevail in any future litigation. Any such litigation, whether or not determined in our favor or settled, could be costly, could harm our reputation and could divert the efforts and attention of our management and technical personnel from normal business operations. Adverse determinations in litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from licensing our technology or selling our products, any of which could harm our business.

Our stock price may decline significantly because of stock market fluctuations that affect the prices of technology stocks. A decline in our stock price could result in securities class action litigation against us that could divert management’s attention and harm our business.

          The stock market has experienced significant price and trading volume fluctuations that have adversely affected the market prices of common stock of technology companies. These broad market fluctuations may reduce the market price of our common stock. In the past, securities class action litigation has often been brought against a company after periods of volatility in the market price of securities. In the future, we may be a target of similar litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources, which in turn could harm our ability to execute our business plan.

Our stock may fail to meet the requirements for continued listing on the NASDAQ Global Market, in which case the price and liquidity of our common stock may decline.

          The NASDAQ Stock Market has quantitative maintenance criteria for the continued listing of common stock on the NASDAQ Global Market, including maintaining a minimum closing bid of $1.00 per share. As of September 30, 2006, we were in compliance with all NASDAQ Global Market listing requirements. Recently, our stock price has declined and has, at times, traded below $1.00 per share. If the closing bid price of our common stock falls and remains below $1.00 per share for 30 consecutive days, our common stock may not remain listed on the NASDAQ Global Market. If we fail to maintain continued listing on the NASDAQ Global Market and must move to a market with less liquidity, our financial condition could be harmed and our stock price would likely decline. If we are delisted, it could have a material adverse effect on the market price of, and the liquidity of the trading market for, our common stock.

Our ability to raise capital in the future may be limited and our failure to raise capital when needed could prevent us from growing.

          We believe that our existing cash resources and available debt financing will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, the timing and amount of our working capital and capital expenditure requirements may vary significantly depending on numerous factors, including:

•	The level and timing of license and service revenues;

•	The costs and timing of expansion of product development efforts and the success of these development efforts;

•	The extent to which our existing and new products gain market acceptance;

•	The costs and timing of expansion of sales and marketing activities;

•	Competing technological and marketing developments;

•	The extent of international operations;

•	The need to adapt to changing technologies and technical requirements;

•	The costs involved in maintaining and enforcing patent claims and other intellectual property rights;

•	The existence of opportunities for expansion and for acquisitions of, investments in, complementary businesses, technologies or product lines; and

•	Access to and availability of sufficient management, technical, marketing and financial personnel.

          If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities or debt securities or obtain debt financing. The sale of additional equity securities or debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. If adequate funds are not available or are not available on acceptable terms, this would significantly limit our ability to hire, train or retain employees, support our expansion, take advantage of unanticipated opportunities such as acquisitions of businesses or technologies, develop or enhance products, or respond to competitive pressures.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include statements as to the features and benefits of our products, product development, the market for our products, plans for future products and services, our employee matters, our ability to attract future customers, our focus on larger orders with major customers, our estimates regarding the adequacy of our capital resources, our capital requirements and our need for additional financing, and future acquisitions or investments.  Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those risks discussed above, as well as the possibility that orders could be cancelled or not renewed, our ability to negotiate and obtain customer agreements and orders, lengthening sales cycles, the concentration of sales to large customers, dependence upon and trends in capital spending budgets in the semiconductor industry and fluctuations in general economic conditions, our ability to rapidly develop new technology and introduce new products, our ability to safeguard our intellectual property and the risks set forth above under the caption “Risk Factors.”  Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus.

These forward-looking statements speak only as of the date of this prospectus.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission.

PROCEEDS FROM THE OFFERING

We will not receive any proceeds from the sale of the shares by the selling stockholders.  All proceeds from the sale of the shares will be for the accounts of the selling stockholders, as described below.  See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

The following table sets forth certain information as of January 12, 2007 regarding the beneficial ownership of common stock by each of the selling stockholders and the shares being offered by the selling stockholders.  Information with respect to beneficial ownership is based upon information obtained from the selling stockholders.  Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock.

On December 19, 2006, we entered into a common stock purchase agreement with the selling stockholders, pursuant to which the selling stockholders purchased the shares of LogicVision common stock offered by this prospectus.  The registration statement to which this prospectus relates is being filed pursuant to a registration rights agreement among LogicVision and the selling stockholders.  Subject to the terms and conditions of the registration rights agreement, we agreed to file the registration statement to cover the shares of LogicVision common stock purchased by each selling stockholder and to keep the registration statement effective until the earlier of (1) such time as all the shares offered by this prospectus have been sold, (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act or (3) December 19, 2008.

	Shares Beneficially Owned Prior to Offering (2)		Number of Shares Being Offered	Shares Beneficially Owned After Offering (2)

Name of Selling Stockholder	Number	Percent(1)		Number	Percent(1)

MicroCapital Fund LP (3)	2,388,410	9.9%	1,200,000	1,188,410	4.9%
MicroCapital Fund LTD (3)	1,040,382	4.3%	405,000	635,382	2.6%
Special Situations Technology Fund, L.P. (4)	224,835	*	147,000	77,835	*
Special Situations Technology Fund II, L.P. (4)	1,319,495	5.5%	903,000	416,495	1.7%
Cardinal Value, L.P. (5)	42,500	*	25,000	17,500	*
The Casilli Revocable Trust	100,000	*	50,000	50,000	*
The Rogers Family Trust, UTD 1/21/81	1,218,275	5.1%	485,000	733,275	3.1%
The Roy & Ruth Rogers Unitrust UTD 9/28/89	470,054	2.0%	240,000	230,054	*
Pacific Asset Partners	1,210,000	5.0%	400,000	810,000	3.4%
Howard Miller & Barbara Miller TTEES Miller Trust U/A DTD	100,000	*	50,000	50,000	*
James T. Healy (6)	685,290	2.8%	30,000	655,290	2.7%
Bruce M. Jaffe (7)	323,509	1.3%	40,000	283,509	1.2%
Farhad Hayat (8)	35,000	*	20,000	15,000	*
Randall A. Hughes (9)	57,500	*	5,000	52,500	*

*	Represents less than 1%.

(1)

There were 24,081,114 shares of common stock outstanding as of January 12, 2007. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity prior to and after the offering, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of  January 12, 2007.

(2)

To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, were applicable, and the information contained in the footnotes to this table.

(3)

MicroCapital LLC, a Delaware limited liability company and a registered investment advisor, and Ian P. Ellis have shared power to vote and dispose or direct the disposition of all of the shares listed. Mr. Ellis controls MicroCapital LLC by virtue of his position as managing member of MicroCapital LLC and as majority owner of MicroCapital LLC. MicroCapital LLC acts as investment advisor and general partner to MicroCapital Fund LP and as investment advisor to MicroCapital Fund Ltd.

(4)

MGP Advisors Limited (“MGP”) is the investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(5)

William A Smart and James K. Smart share voting and investment power over all of the shares listed. Messrs. Smart are managing members of Smart Cardinal Management, LLC, which is the general partner of Cardinal Value, L.P.

(6)

James T. Healy is our President and Chief Executive Officer and a member of our board of directors. Includes 600,000 shares of common stock subject to options currently exercisable or exercisable within 60 days of  January 12, 2007.

(7)

Bruce M. Jaffe is our Vice President  of Finance and Chief Financial Officer. Includes 248,750 shares of common stock subject to options currently exercisable or exercisable within 60 days of  January 12, 2007.

(8)	Farhad Hayat is our Vice President of Marketing.

(9)	Randall A. Hughes is a member of our board of directors. Includes 37,500 shares of common stock subject to options currently exercisable or exercisable within 60 days of January 12, 2007.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act or (3) December 19, 2008.

LEGAL MATTERS

The validity of common stock offered by this prospectus is being passed upon for LogicVision by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California.

EXPERTS

The financial statements and financial statement schedule of LogicVision, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission.  You may read and copy any materials we file with the Commission at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C.  Please call the Commission at 1-800-SEC-0330 for more information on its public reference room.  The Commission also maintains an Internet Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

Our Web site is http://www.logicvision.com.  We make available free of charge, on or through our Web site, our annual, quarterly and current reports, and any amendments to those reports, as soon as reasonably practicable after electronically filing such reports with the Commission.  Information contained on our Web site is not part of this registration statement.

We have filed with the Commission a registration statement, which contains this prospectus, on Form S-3 under the Securities Act of 1933.  The registration statement relates to the common stock offered by the selling stockholders.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement.  Please refer to the registration statement and its exhibits and schedules for further information with respect to LogicVision and the common stock.  Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement.  You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any portions thereof furnished under Item 2.02 or 7.01 of Form 8-K) between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the time this offering is completed.  The documents we incorporate by reference are:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005.

•	Our Current Reports on Form 8-K filed with the Commission on February 10, 2006, February 17, 2006, June 20, 2006, June 28, 2006, November 13, 2006, and December 20, 2006.

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

•	The description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on October 13, 2000.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

Investor Relations
LogicVision, Inc.
25 Metro Drive, Third Floor
San Jose, California 95110
Telephone (408) 453-0146

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

          The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby.  Normal commission expenses and brokerage fees are payable individually by the selling stockholders.  All amounts are estimated except the Commission registration fee.

Amount

SEC registration fee	$506
Accounting fees and expenses	10,000
Legal fees and expenses	10,000
Miscellaneous fees and expenses	494

Total	$21,000

Item 15.	Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.  Article VII of the Registrant’s Restated Certificate of Incorporation (Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-31773)) and Article 5 of the Registrant’s Bylaws (Exhibit 3(ii) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 0-31773)) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.  The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 16.	Exhibits

Exhibit Number	Description of Document

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinion filed as Exhibit 5.1).

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a  fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not  previously disclosed in the Registration Statement or any material change to such  information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange  Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report  pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to  directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or  otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is  against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a  claim for indemnification against such liabilities (other than the payment by the Registrant of expenses  incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such  indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on January 16, 2007.

LOGICVISION, INC.

By	/s/ JAMES T. HEALY

James T. Healy
President and Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James T. Healy and Bruce M. Jaffe, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JAMES T. HEALY	President and Chief Executive Officer (Principal Executive Officer) and Director	January 16, 2007

James T. Healy

/s/ BRUCE M. JAFFE	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	January 16, 2007

Bruce M. Jaffe

/s/ GREGG ADKIN	Director	January 16, 2007

Gregg Adkin

/s/ RICHARD C. BLACK	Director	January 16, 2007

Richard C. Black

/s/ RANDALL A. HUGHES	Director	January 16, 2007

Randall A. Hughes

/s/ MATTHEW RAGGETT	Director	January 16, 2007

Matthew Raggett

/s/ RICHARD C. YONKER	Director	January 16, 2007

Richard C. Yonker

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinion filed as Exhibit 5.1).

II-4